Exhibit 99.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Lion Group Holding Ltd. of our report dated March 20, 2020, with respect to our audits of Lion Financial Group Limited and its subsidiaries’ consolidated financial statements as of December 31, 2018 and 2017, and for the years then ended, and our report dated April 24, 2020, with respect to our audits of Lion Financial Group Limited and its subsidiaries’ consolidated financial statements as of December 31, 2019 and 2018, and for the years then ended, both of which appear in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

February 22, 2021